Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Global Medical REIT Inc.

Bethesda, Maryland

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of the Facility located in Austin, Texas (the “Property”), which is a rehabilitation hospital for the year ended December 31, 2016. The financial statement is the responsibility of the entity’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Facility in Austin, Texas, for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Form 8-K/A of Global Medical REIT Inc.) as discussed in Note 2 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 4, 2017

THE FACILITY LOCATED IN AUSTIN, TEXAS

STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2017 (unaudited) and the Year Ended December 31, 2016

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(unaudited)
Revenues:
Rental revenue	$1,554,778	$3,109,556
Certain operating expenses:
Accounting expense	10,520	21,039
Revenues in excess of certain operating expenses	$1,544,258	$3,088,517

See accompanying notes to statements of revenues and certain operating expenses.

THE FACILITY LOCATED IN AUSTIN, TEXAS

NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2017 (unaudited) and the Year Ended December 31, 2016

(1) Organization

The facility is a 50-bed rehabilitation hospital named Central Texas Rehabilitation Hospital (“CTRH”) operated by a joint venture between Seton Healthcare Family and Kindred Healthcare, Inc. located in Austin, Texas.

On September 17, 2010, Prevarian Hospital Partners, LP (“Prevarian”), a Texas limited partnership, as lessor, entered into an amended and re-stated absolute triple-net lease agreement with CTRH, LLC, a Delaware limited liability company, as tenant. On October 13, 2010, Prevarian assigned the lease to Prevarian Austin Rehab, LP (“Prevarian Rehab”), a Texas limited partnership. On December 26, 2012, Prevarian Rehab assigned the lease to Norvin Austin Rehab, LLC (“Norvin”), as lessor. The lease has an initial fifteen-year lease term expiring April 30, 2027, subject to four consecutive five-year renewal options by the tenant.

On September 25, 2017, Global Medical REIT Inc. (“Global Medical’) acquired CTRH and approximately 1.27 acres of adjacent land that has been planned to accommodate the development of a long-term, acute care hospital from Norvin. Upon the closing of the acquisition Global Medical assumed the absolute triple-net lease with CTRH, LLC.

(2) Basis of Presentation

The accompanying statement of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. The Historical Summary includes the historical revenues and operating expenses of Norvin, exclusive of interest expense, depreciation and amortization expense, management fees, and other nonrecurring owner specific expenses, which may not be comparable to the corresponding amounts reflected in the future operations of Norvin.

In the opinion of management, all adjustments necessary for a fair presentation of such Historical Summary have been included. Such adjustments consisted of normal recurring items.

(3) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) Significant Accounting Policies

Revenue Recognition

Norvin’s operations consist of rental revenue earned under the lease which provides for 3% annual rent escalations and charges to the tenant for real estate taxes and charges to the tenant for real estate taxes and operating expenses.

Rental revenue for the lease is recognized by amortizing the aggregate lease payments on a straight-line basis over the term of the lease. The lease is accounted for as an operating lease.

(5) Rental Revenue

The aggregate annual minimum cash to be received on the lease as of June 30, 2017, is as follows for the subsequent years ended December 31; as listed below.

2017	$1,442,325
2018	2,942,343
2019	3,030,613
2020	3,121,532
2021	3,215,178
Thereafter	18,836,510
Total	$32,588,501

The aggregate annual minimum cash to be received on the lease as of December 31, 2016, is as follows for the subsequent years ended December 31; as listed below.

2017	$2,856,644
2018	2,942,343
2019	3,030,613
2020	3,121,532
2021	3,215,178
Thereafter	18,836,510
Total	$34,002,820

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